FOR IMMEDIATE RELEASE

Contact:	Brian Dolezal, TateAustin for Grande
(512) 344-2035
bdolezal@tateaustin.com

GRANDE CO-FOUNDER JOE C. ROSS NAMED PRESIDENT

TO OVERSEE NETWORK, RETAIL OPERATIONS

SAN MARCOS, Texas – Oct. 20, 2004 – Grande Communications® named yesterday one of its co-founders, Joe. C. Ross, 35, as president of the company. Ross, who previously served as Grande’s executive vice president of network engineering and operations, and as vice president of construction, will continue to oversee his established responsibilities. In addition, Ross will lead Grande’s retail and information system operations.

“Joe is a tremendous asset to Grande and he has served the company well since we were founded in 1999, overseeing an efficient, reliable and cost-effective network build, growing his leadership skills and taking on more and more responsibility,” said Grande Vice Chair and CEO William E. Morrow. “Joe’s vast telecom experience, his ability to easily adapt to new situations, the respect he shows for others and his diligence toward our Value System has been prominent in our ability to establish trust among our investors, employees, customers and communities we serve.”

Before co-founding Grande, Ross was the director of operations of J.R.’s Cable Services, Inc., a nationwide company with offices in Austin, Las Vegas, Washington, D.C. and Houston. While at J.R.’s Cable Services for 11 years, Ross successfully bid, managed and executed the installation of 7,000 miles of new network build and 18,000 miles of network upgrade for the company. Ross has also led cable upgrade projects for RCN Communications, Time Warner Cable, Comcast, Espire and Cox Cable. Ross is a 20-year Austin resident and a member of the Young Men’s Business League.

About Grande Communications (www.grandecom.com)

Headquartered in San Marcos, Grande Communications® is building a deep-fiber broadband network to homes and businesses from the ground up. Grande’s 800 employees deliver high-speed Internet, local and long-distance telephone and digital cable television services over its own advanced broadband network to communities in Texas. Grande’s bundled service area includes portions of Austin, Corpus Christi, suburban northwest Dallas, Midland, Odessa, San Antonio, San Marcos and Waco.

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This press release may contain forward-looking statements relating to Grande operations that are based on its current expectations, estimates and projections. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict and could cause actual results and outcomes to be materially different. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and Grande undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Grande’s actual results may differ from the forward-looking statements for many reasons.